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                                                               Exhibit 5
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                          DRINKER BIDDLE & REATH LLP
                             1345 Chestnut Street
                            Philadelphia, PA 19107
                             Phone (215) 988-2700


                                 July 24, 1998


Orleans Homebuilders, Inc.
One Greenwood Square
3333 Street Road
Bensalem, PA  19020

Gentlemen:

                  We have acted as counsel to Orleans Homebuilders, Inc. (formerly named FPA Corporation) (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement) relating to 250,000 shares of Common Stock of the Company, par value $.10 per share (the "Shares"), issuable upon the exercise of options granted under the Company's 1992 Incentive Stock Option Plan, as amended as of December 4, 1996 (the "Plan").

                  In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation, its By-Laws, resolutions of its Board of Directors (including committees thereof) and stockholders, the Plan, and such other documents and corporate records as we have deemed appropriate in the circumstances.

                  Based upon the foregoing and consideration of such questions of law as we have deemed relevant, we are of the opinion that the issuance of the Shares by the Company upon the exercise of stock options properly granted under the Plan has been duly authorized by the necessary corporate action of the Board of Directors and stockholders of the Company, and such Shares, upon exercise of such options and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable by the Company.

                  The opinions expressed herein are limited to the federal laws of the United States, the General Corporation Law of the State of Delaware and the laws of the Commonwealth of Pennsylvania.

                  We consent to the use of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under Section 7 of the Securities Act of 1933 since we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or the rules and regulations of the Securities and Exchange Commission.

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                  We advise that Sylvan M. Cohen, Esq., of counsel in our
firm, is a member of the Board of Directors of the Company.

                                        Very truly yours,


                                        /s/ DRINKER BIDDLE & REATH LLP
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                                        DRINKER BIDDLE & REATH LLP